THIRD AMENDED AND RESTATED BYLAWS OF

INTERSIL CORPORATION

ARTICLE  I STOCKHOLDERS

1.1.	Meetings.

1.1.1. Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2. Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3. Special Meetings. Special meetings of the stockholders may be called at any time by the chief executive officer, or the board of directors, or the holders of a  majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4. Quorum. The presence, in person or by proxy, of the holders of a  majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute  a quorum for the purpose of considering such matter.

1.1.5. Voting Rights. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

1.1.6.	Notice of Meetings; Waiver.

(a) Written or printed notice of the place, date and hour of the meeting of the stockholders, and, in the case of a  special meeting, the purpose or purposes for which such meeting is called, shall be delivered not less than ten nor more than sixty days prior to the meeting, either personally or by mail, by or at the direction of the board of directors or person calling the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been delivered to a  stockholder on the third day after it is deposited in the United States mail, postage prepaid, addressed to the stockholder at his or her address as it appears on the record of stockholders of the Company, or, if he or she shall have filed with the secretary of the Company a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law or otherwise provided herein.

(b) No notice of any meeting of stockholders need be given to any stockholder who submits a  signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at  a meeting of stockholders shall constitute a  waiver of notice of such meeting, except when the stockholder attends a  meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

1.2.	Notice of Stockholder Business and Nominations.

1.2.1. Annual Meetings of Stockholders.

(a) Nominations of persons for election to the board of directors of the Company and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of the board of directors or the chairman of the board, or (ii) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (b) and (c) of this Section 1.2.1 and who was a  stockholder of record at the time such notice is delivered to the secretary or any assistant secretary of the Company; clause (ii) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and included in the Company’s notice of meeting) before an annual meeting of stockholders.

(b) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder, pursuant to clause (ii) of paragraph (a) of this Section 1.2.1, the stockholder must have given timely notice thereof, in proper form, in writing to the secretary or any assistant secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely,  a stockholder’s notice shall be delivered to the secretary or any assistant secretary at the principal executive offices of the Company not less than ninety days nor more than one hundred and twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than thirty days or delayed by more than seventy days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall any adjournment of an annual meeting commence  a new time period for the giving of a  stockholder’s notice as described above. To be in proper form, such stockholder’s notice (whether given pursuant to this Section 1.2.1(b) or 1.2.2) shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder, in each case including any successor Rule or Regulation thereto, including such person’s written consent to being named in the proxy statement as a  nominee and to serving as a  director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (B) the class and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (C) a description of any proxy, contract, agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with the proposal of such nomination or other business, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profits interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefits of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owners with respect to the Company’s securities, (E) a  representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting to bring such nomination or other business before the meeting and (F) a representation as to whether such stockholder or any such beneficial owner intends or is part of a  group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (y) otherwise to solicit proxies from stockholders in support of such a proposal. The information required under clauses (iii)(B), (C) and (D) of the preceding sentence of this Section 1.2.1(b) shall be supplemented by such stockholder and any such beneficial owner promptly, and in no event later than 3 business days following any change to the information required under such clauses.

(c) Notwithstanding anything in the second sentence of Section 1.2.1(b) of this bylaw to the contrary, in the event that the number of directors to be elected to the board of directors of the Company is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the Company at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice under this paragraph shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

1.2.2. Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Company’s notice of meeting pursuant to Section 1.1.6 of this bylaw shall be conducted at such meeting. Nominations of persons for election to the board of directors may be made at a  special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the board of directors or (ii) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth herein and who is a  stockholder of record at the time such notice is delivered to the secretary of the Company. Nominations by stockholders of persons for election to the board of directors may be made at such special meeting of stockholders if the stockholder’s notice as required by Section 1.2.1(b) of this bylaw shall be delivered to the secretary at the principal executive offices of the Company not earlier than the one hundred and twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred days prior to the date of such special meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall any adjournment of a  special meeting commence a new time period for the giving of a  stockholder’s notice as described above.

1.2.3.	General.

(a) Only persons who are nominated in accordance with the procedures set forth in this bylaw shall be eligible to serve as directors and only such business shall be conducted at  a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaw.    Except as otherwise provided by law, the Certificate of Incorporation or herein, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this bylaw and, if any proposed nomination or business is not in compliance with this bylaw, to declare that such defective proposal or nomination shall be disregarded.

(b) For purposes of this bylaw, “public announcement” shall mean disclosure: (i) in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, (ii) in a  document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act or (iii) made available on the “Investor Relations” section of the Company’s website.

(c) Notwithstanding the foregoing provisions of this bylaw, a  stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this bylaw shall be deemed to affect any right of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a- 8 under the Exchange Act.

ARTICLE II DIRECTORS

1.1. Number and Term. The board of directors shall have authority to (i) determine the number of directors to constitute the board and (ii) fix the terms of office of the directors.

1.2.	Meetings.

1.2.1. Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

1.2.2. Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

1.2.3. Special Meetings. Special meetings of the board may be called by direction of the chief executive officer or any two members of the board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.

1.2.4. Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

1.2.5. Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a  majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

1.2.6. Committees. The board of directors may, by resolution adopted by a  majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a  committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a  quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.    Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

1.3. Election. At any meeting of stockholders where an election is held for the board of directors, each director shall be elected by the vote of the majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast with respect to the director; provided, however, that if the board of directors determines that the election is contested, then directors shall be elected by a  plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For the purposes of this Section 2.3., a “majority of the votes of the shares present in person or represented by proxy at the meeting and actually cast” shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes actually cast with respect to that director’s election. Votes actually cast shall include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election.

An incumbent director who fails to achieve such a  majority vote shall tender his or her resignation to the board of directors. The board of directors shall decide whether to accept such resignation and shall publicly state such decision, along with the reasons for such decision, within 90 days of such tender.

ARTICLE III OFFICERS

1.1. Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect  a chief executive officer or president, treasurer, secretary and such other officers as it deems advisable.

1.2. Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the chief executive officer shall be the president of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the chief executive officer, have the authority and perform the duties of the chief executive officer.

ARTICLE IV INDEMNIFICATION

1.1. Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a  party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a  constituent corporation absorbed in a consolidation or merger, as a  director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

1.2. Advance of Expenses. Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding within thirty (30) days after receipt by the Company of (i) a written request for such advance or advances, including therein or therewith such documentation and information as is reasonably available to such director or officer and is reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification pursuant to Section 4.3 of this Article IV, and (ii) an undertaking by or on behalf of such requesting director or officer to repay such amount or amounts only if, and to the extent that, it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Such undertaking shall be accepted without reference to the financial ability of such requesting director or officer to make such repayment. Advances shall be made without regard to whether a  determination that indemnification is proper has been made in accordance with Section 4.3 of this Article IV.

Advances shall be unsecured and interest-free. Article IV of the bylaws shall create  a contractual obligation between the Company and any person entitled to indemnification or the receipt of advances; and any amendment of these bylaws shall have no retroactive effect on the rights of such person to receive or continue to receive indemnification or advances.

1.3. Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a  majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a  majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

1.4. Contractual Obligation. The obligations of the Company to indemnify a  director or officer under this Article IV, including the duty to advance expenses, shall be considered  a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a  claim based on any act or failure to act occurring before such modification or repeal.

1.5. Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

1.6. Insurance and Other Indemnification. The board of directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a  trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

ARTICLE  V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a  majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a  majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

These Amended and Restated Bylaws include all prior amendments through March 30, 2015.